Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-194685-01

January 12, 2016

American Airlines, Inc.

$1,074,350,000

2016-1 Pass Through Trusts

Pass Through Certificates, Series 2016-1

Pricing Term Sheet, dated January 12, 2016 to the preliminary prospectus supplement dated January 12, 2016 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc.

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2016-1AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2016-1A (“Class A Certificates”)	Class B Pass Through Certificates, Series 2016-1B (“Class B Certificates”)

Amount:	$584,374,000	$262,218,000	$227,758,000

Price to Public:	100%	100%	100%

CUSIP:	02376U AA3	02376W AA9	02376Y AA5

ISIN:	US02376UAA34	US02376WAA99	US02376YAA55

Coupon/Stated Interest Rate:	3.575%	4.100%	5.250%

Make-Whole Spread Over Treasuries:	0.30%	0.40%	0.50%

Available Amount under the Liquidity Facilities at July 15, 2016 [1]:	$31,337,056	$16,126,407	$17,935,943

Initial “Maximum Commitment” under the Liquidity Facilities:	$31,337,056	$16,126,407	$17,935,943

Underwriters’ Purchase Commitments:
Goldman, Sachs & Co.	$92,331,092	$41,430,444	$35,985,764
Citigroup Global Markets Inc.	$92,331,092	$41,430,444	$35,985,764
Morgan Stanley & Co. LLC	$92,331,092	$41,430,444	$35,985,764
Credit Suisse Securities (USA) LLC	$92,331,092	$41,430,444	$35,985,764
Deutsche Bank Securities Inc.	$92,331,092	$41,430,444	$35,985,764
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$29,218,700	$13,110,900	$11,387,900
Barclays Capital Inc.	$29,218,700	$13,110,900	$11,387,900
J.P. Morgan Securities LLC	$29,218,700	$13,110,900	$11,387,900
BNP Paribas Securities Corp.	$14,609,350	$ 6,555,450	$ 5,693,950
Credit Agricole Securities (USA) Inc.	$14,609,350	$ 6,555,450	$ 5,693,950
U.S. Bancorp Investments, Inc.	$ 5,843,740	$ 2,622,180	$ 2,277,580

Underwriting Commission:	$11,280,675

Concession to Selling Group Members:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	January 19, 2016 (T+4), the fourth business day after the date hereof

[1]	The first Regular Distribution Date.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.